Exhibit 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and between comScore, Inc., a Delaware corporation (the “Company”), and Gregory Alan Fink (“Executive”). The Company and Executive are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive and the Company are parties to that certain Change of Control and Severance Agreement effective as of September 7, 2018 (the “Severance Agreement”);

WHEREAS, Executive’s employment with the Company will end due to Executive’s resignation effective August 31, 2021 (the “Separation Date”);

WHEREAS, subject to the terms of this Agreement, the Parties wish for Executive to be eligible to receive certain severance payments and other benefits, which payments and benefits are conditioned upon Executive’s satisfaction of the terms of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company or any of the other Released Parties (as defined below), including any claims that Executive may have arising out of Executive’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.Separation from Employment; Deemed Resignations.

(a)The Parties acknowledge and agree that Executive’s employment with the Company will end due to Executive’s resignation on the Separation Date and, as of the Separation Date, Executive will not have any further employment relationship with the Company or any other Released Party. The Parties further acknowledge and agree that, as of the Separation Date or such later date required by applicable law or governing documents, Executive will be deemed to have resigned (to the extent Executive held any such position): (i) as an officer of the Company and each of its affiliates, and (ii) as applicable, from the board of managers, board of directors or similar governing body of each of the Company, any of its affiliates and any other corporation, limited liability company, or any other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates. Executive agrees to (x) reasonably cooperate with the Company to effectuate the resignations described in the preceding sentence, and (y) complete any other actions the Company or its affiliates may reasonably require, both before and after the Separation Date, to effect such resignation(s). Executive acknowledges that the cooperation required by the immediately preceding sentence shall include assisting with corporate actions of Company subsidiaries (including signing subsidiary documents) until the resignations set forth in this Section 1(a) can be effectuated, it being understood that any such action taken at the Company’s direction will be subject to

Exhibit 10.1
the terms of Executive’s Indemnification Agreement, dated October 3, 2017 (the “Indemnification Agreement”).

(b)Between the date that Executive enters into this Agreement and the Separation Date, Executive shall diligently perform those services reasonably requested of him by the Company, which shall include carrying out his duties as Chief Financial Officer, consistent with past practice, including by assisting with financial planning and analysis, assisting with the Company’s preparation of, and signing, accurate financial statements and those public filings that he is authorized to sign, and participating on Company earnings calls consistent with past practice.

2.Separation Payment and Benefits.

(a)Provided that Executive: (i) honors each of Executive’s commitments set forth herein, and (ii) timely signs and returns the Confirming Release (as defined below), as described in Section 7 below (and does not exercise his revocation right, as described in the Confirming Release), then:

(i)The Company shall provide Executive with a total severance payment of Eight Hundred Fifty-Three Thousand One Hundred Twenty-Five dollars and no cents ($853,125.00), (the “Severance Payment”), less applicable tax withholdings, which Severance Payment shall be paid in substantially equal installments on the Company’s regular payroll dates between the Separation Date and the date that is fifteen (15) months following the Separation Date; provided, however, the first installment shall be paid on the Company’s first payroll date that comes after the date that the Confirming Release has been timely signed and returned to the Company by Executive and the revocation period described in the Confirming Release has expired without Executive having exercised his revocation right (the date of such first payment, the “First Installment Date”), and such first installment shall include (without interest) the number of installments of the Severance Payment that Executive would have received between the Separation Date and the First Installment Date had there been no delay in payment.

(ii)The Company shall pay Executive a lump sum cash amount equal to the greater of: (A) the full-year short-term incentive award that Executive would have earned had Executive remained employed by the Company through the end of the 2021 calendar year based on the degree of satisfaction of the applicable performance objectives, as determined in good faith by the Committee (as defined in the Severance Agreement) (except that any individual subjective performance objectives will be deemed achieved at the target level), multiplied by a fraction, the numerator of which is 243 and the denominator of which is 365 or (B) Ninety-Seven Thousand Three Hundred Sixty-Six dollars and no cents ($97,366.00); (the greater of (A) or (B), the “2021 Bonus”), which 2021 Bonus, if any, shall be paid, less applicable tax withholdings, at the time the Company pays short-term incentive awards to senior executives of the Company for the 2021 calendar year, but in no event later than March 15, 2022.

Exhibit 10.1
(iii)During the portion, if any, of the 15-month period following the Separation Date (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Executive for the amount Executive pays to effect and continue such coverage (the “COBRA Reimbursements”), which COBRA Reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Executive acknowledges and agrees that the election of continuation coverage pursuant to COBRA and providing any premiums due to the Company with respect to such continuation coverage will remain Executive’s sole responsibility. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the COBRA Reimbursements without potentially violating applicable law (including Section 2716 of the Public Health Service Act), the Company will, in lieu of the COBRA Reimbursements, provide to Executive a taxable monthly payment for the Reimbursement Period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his group health coverage in effect on the Separation Date, which amount will be based on the premium for the first month of COBRA coverage and which payments will be made regardless of whether Executive elects COBRA continuation coverage.

(iv)The 8,254 restricted stock units (“RSUs”) granted to Executive pursuant to the Restricted Stock Units Award Agreement between Executive and the Company made as of June 5, 2018 (the “2018 RSU Agreement”) and outstanding on the date hereof will be fully accelerated as of the Separation Date, subject to settlement on March 3, 2022 in accordance with the terms of the comScore, Inc. 2018 Equity and Incentive Compensation Plan, as amended (the “Plan”); provided, however, that to the extent the Company is required to withhold any applicable taxes upon the vesting or settlement of such RSUs, Executive shall satisfy such withholding requirement by either, as determined in Executive’s sole discretion, (A) tendering cash or a check to the Company for the amount of such withholding or (B) engaging in a “sell to cover” transaction through a bank or broker and remitting to the Company the required withholding amount from the cash proceeds from such transaction; and provided further, however, that the accelerated vesting of the RSUs shall be taken into account for FICA tax purposes on the First Installment Date based on the fair market value of the related shares as of the Separation Date (plus applicable interest as provided in Treasury Regulation §31.3121(v)(2)-1(f)(3)), and the FICA tax withholding required on the First Installment Date with respect to such accelerated vesting shall be withheld from the first installment of the Severance Payment.

(v)The 141,592 RSUs granted to Executive pursuant to the Restricted Stock Units Award Agreement between Executive and the Company made as of March 10, 2021 (the “2021 RSU Agreement”) and outstanding on the date hereof will be fully accelerated as of the Separation Date, subject to settlement in installments of 47,197 on March 3, 2022, 47,197 on March 7, 2022 and 47,198 on March 10, 2022 in accordance with the terms of the Plan; provided, however, that to the extent the Company is required to withhold any applicable taxes upon the vesting or settlement of such RSUs, Executive shall satisfy such withholding requirement by either, as determined in

Exhibit 10.1
Executive’s sole discretion, (A) tendering cash or a check to the Company for the amount of such withholding or (B) engaging in a “sell to cover” transaction through a bank or broker and remitting to the Company the required withholding amount from the cash proceeds from such transaction; provided, however, that the accelerated vesting of the RSUs shall be taken into account for FICA tax purposes on the First Installment Date based on the fair market value of the related shares as of the Separation Date (plus applicable interest as provided in Treasury Regulation §31.3121(v)(2)-1(f)(3)), and the FICA tax withholding required on the First Installment Date with respect to such accelerated vesting shall be withheld from the first installment of the Severance Payment.

(vi)Within forty-five (45) days of the Separation Date, the Company will reimburse Executive for, or pay directly on Executive’s behalf, up to Ten Thousand dollars ($10,000.00) of the attorneys’ fees incurred by Executive in the review and negotiation of this Agreement, subject to receipt of reasonable substantiation thereof.

(b)Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any payments and benefits described herein are subject to the terms and conditions of the Company’s clawback policy as may be in effect from time to time, including to implement Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

3.Satisfaction of All Leaves and Payment Amounts.

In entering into this Agreement, Executive expressly acknowledges and agrees that, with the exception of any base salary earned by Executive in the pay period in which he signs this Agreement (if such base salary has not been paid as of the time that Executive executes this Agreement) and any: (i) base salary to which Executive may be entitled as a result of services performed between the date he signs this Agreement and the Separation Date, and (ii) those sums to which Executive may be entitled following the date that Executive signs this Agreement pursuant to Section 2, Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums that Executive has been owed by the Company and each other Released Party. Executive further acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive has been entitled to receive from each Released Party.

4.Release of Liability for Claims.

(a)For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive hereby forever releases, discharges and acquits the Company, its present and former subsidiaries and other affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors,

Exhibit 10.1
successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Released Party, the termination of such employment, ownership of equity in the Company and any other acts or omissions related to any matter on or prior to the date that Executive executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974; (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Securities Act of 1933; (I) the Securities Exchange Act of 1934; (J) the Investment Advisers Act of 1940; (K) the Investment Company Act of 1940; (L) the Private Securities Litigation Reform Act of 1995; (M) the Sarbanes-Oxley Act of 2002; (N) the Wall Street Reform and Consumer Protection Act of 2010; (O) the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law; (P) any applicable state employment and securities laws; (Q) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; (R) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; or (S) any claim, whether direct or derivative, arising from being a shareholder of the Company or any other Released Party; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Executive may have under any employment contract (including the Severance Agreement), incentive or compensation plan or agreement (including the Plan and the award agreements thereunder, including the 2018 RSU Agreement and 2021 RSU Agreement) or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive hereunder, any and all potential claims of this nature that Executive may have against any of the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)In no event shall the Released Claims include any claim that arises after the date that Executive signs this Agreement (including any claim to the payments or benefits referenced in Section 2). Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a

Exhibit 10.1
challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), Securities and Exchange Commission (“SEC”) or other governmental agency (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC, SEC or other Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Executive understands and agrees that, to the fullest extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of a Governmental Agency proceeding or subsequent legal actions. Notwithstanding the foregoing, nothing in this Agreement limits Executive’s right to receive an award for information provided to a Governmental Agency.

5.Representation About Claims. Executive represents and warrants that as of the date on which Executive signs this Agreement, Executive has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any Governmental Agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim.

6.Executive’s Acknowledgments. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)Executive has carefully read this Agreement and has had sufficient time to consider it;

(b)Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice before signing this Agreement and Executive has had an adequate opportunity to do so prior to executing this Agreement;

(d)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those contained herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and Executive understands and agrees to each of the terms of this Agreement; and

(e)No Released Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

7.Reaffirmation of Release. On the Separation Date or within 21 days thereafter, Executive shall execute the Confirming Release Agreement that is attached as Exhibit A (the

Exhibit 10.1
“Confirming Release”), and return his executed Confirming Release to the Company pursuant to the Notice provision set forth in Section 21 below, so that it is received by Company no later than 21 days after the Separation Date. Executive acknowledges and agrees that this provides sufficient time to consider the Confirming Release. Executive further acknowledges and agrees that, as a condition of receiving the compensation and benefits described in Section 2, he is required to timely execute and return the Confirming Release and not exercise his revocation right as described therein.
8.Transition Assistance; Continued Cooperation. Following the Separation Date, and through the date that is six (6) months following the Separation Date (such period, the “Assistance Period”), Executive agrees to provide the Company with such consultation, information, and assistance as the Company may reasonably request from time to time with respect to the transition of Executive’s duties and responsibilities, and to otherwise provide information with respect to Company (and Company affiliate) matters, including matters formerly within the scope of Executive’s responsibilities (such consultation, information, and assistance, the “Transition Services”). The Transition Services shall include assisting the Company with: (i) its Workday implementation and integration; (ii) financial reporting for the second quarter of 2021 (including signing accurate certifications and/or sub-certifications) to the extent not completed prior to the Separation Date; and (iii) providing the Company and its directors, officers, counsel, and other representatives with truthful and complete information regarding such matters as they may reasonably request from time to time. In the event that Executive spends more than: (v) ten (10) hours providing Transition Services in either September 2021 or October 2021, or (w) eight (8) hours providing Transition Services in November 2021, or (x) six (6) hours providing Transition Services in December 2021, or (y) four (4) hours providing Transition Services in January 2022, or (z) two (2) hours providing Transition Services in February 2022, then the Company will pay Executive a fee (the “Excess Fee”) at the rate of Three Hundred Fifty dollars and no cents ($350.00) per hour for each hour in excess of the applicable hours threshold spent by Executive providing Transition Services in such calendar month, provided that Executive will notify the Company prior to providing any Transition Services that would result in an Excess Fee. Within ten (10) days following the end of any calendar month during the Assistance Period in which Executive has provided enough Transition Services to be entitled to an Excess Fee, Executive shall provide the Company with an invoice that describes the Transition Services provided for such Assistance Period and the Excess Fee owed. The Company will pay Executive any Excess Fee earned and owed within thirty (30) days of its receipt of any such invoice. All requests of Executive for Transition Services during a given month shall take into consideration Executive’s personal and professional commitments, and he shall not be required to appear at the offices of the Company to provide such Transition Services. Rather, he may provide Transition Services remotely by telephone, computer and/or any other electronic means.

9.Return of Property. Executive warrants that, within five (5) days following the Separation Date, Executive will have returned to the Company all property belonging to the Company or any other Released Party, including all documents, computer files and other electronically stored information, client materials and other materials provided to Executive by the Company or any other Released Party in the course of Executive’s employment, and Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.

Exhibit 10.1

10.Non-Disparagement. Executive agrees not to disparage the Company or any other Released Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Party. The Company agrees to instruct its directors and executive officers not to disparage Executive or otherwise take any action that could reasonably be expected to adversely affect his personal or professional reputation. This section will not prohibit any party or person from making any disclosure required by law, engaging in the legal process, or providing truthful testimony in response to a subpoena or in any legal or administrative proceeding.

11.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware without reference to the principles of conflicts of law thereof.

12.Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be subject to the arbitration and dispute resolution provisions set forth in Section 11 of that certain At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement executed by Executive on September 20, 2017 (the “NDA”). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.Counterparts. This Agreement may be executed in one or more counterparts (including electronic counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.Amendment; Entire Agreement. Subject to Section 16 below, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement, the Plan and the 2018 RSU Agreement and 2021 RSU Agreement (each as referenced herein), the Indemnification Agreement and the NDA constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Released Party with regard to the subject matter hereof; provided, however, this Agreement complements and is in addition to (and does not supersede or replace) all other obligations of Executive (whether such obligations arise by contract, statute, common law, or otherwise) with respect to confidentiality and non-disclosure, return of property, non-competition, and non-solicitation. For the avoidance of doubt, Executive acknowledges and agrees that the Company’s provision of the consideration set forth in Section 2 above will fully and finally satisfy any and all rights that Executive ever could have pursuant to the Severance Agreement, and Executive shall not be entitled to any payments pursuant to the Severance Agreement in addition to the payments described in Section 2 above.

15.Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s releases, representations, and covenants herein and shall be entitled to enforce such releases, representations, and covenants as if a party hereto.

Exhibit 10.1
16.Severability and Modification. Any term or provision of this Agreement (or parts thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

17.Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

18.Continued Effectiveness of Restrictive Covenants; Non-Solicitation.

(a)Executive acknowledges and agrees that Executive is subject to continuing obligations pursuant to the NDA (the “Restrictive Covenants”), including obligations with respect to non-disclosure, non-competition, and non-solicitation. Executive expressly recognizes the enforceability and continuing effectiveness of those covenants within the NDA, and promises to abide by such covenants following the date Executive enters into this Agreement.

(b)As further consideration for the Company’s entry into this Agreement, Executive agrees that he shall abide by the terms of Section 7(b) of the NDA (regarding solicitation of Company employees and former employees) through the date that is two (2) years following the Separation Date such that the term “Restricted Period”, as interpreted and applied to Section 7(b) of the NDA only, shall mean through August 31, 2023. For the avoidance of doubt, nothing in this Section 18(b) shall amend the definition of the “Restricted Period,” as such term is used in Sections 7(c) or 7(d) of the NDA.

(c)Notwithstanding the foregoing, nothing in this Agreement or the Restrictive Covenants shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency (including the SEC) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any Governmental Agency; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement or the Restrictive Covenants requires Executive to obtain prior authorization from the Company before engaging in any conduct described in the previous sentence, or to notify the Company or any other Released Party that Executive has engaged in any such conduct. Further, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting

Exhibit 10.1
or investigating a suspected violation of law; (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement or the Restrictive Covenants requires Executive to obtain prior authorization from the Company before engaging in any conduct described in the previous sentence, or to notify the Company or any other Released Party that Executive has engaged in any such conduct.

19.Section 409A.

(a)For purposes of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986 solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(b)Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be considered deferred compensation under Section 409A, then such payment or benefit shall not be paid or otherwise provided unless Executive has incurred a “separation from service” within the meaning of Section 409A, and further, if any such payment or benefit would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

(c)Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

20.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is

Exhibit 10.1
not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement (including all Exhibits hereto) and not to any particular provision hereof. The use herein of the word “including” or “include” or “includes” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

21.Notices. All notices and other communications under this Agreement must be in writing and must be given by personal delivery, email transmission, or certified or registered mail with return receipt requested, when sent to the respective persons below:

If to the Company: comScore, Inc.
Attention: Sara Dunn
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
E-mail: sdunn@comscore.com

If to Executive: Gregory Fink

Any Party may change such Party’s address for notice by notice duly given pursuant to this Section 21.
[Signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

GREGORY ALAN FINK

/s/ Gregory A. Fink

Date: July 21, 2021

COMSCORE, INC.

By: /s/ Sara Dunn
Name: Sara Dunn
Title: Chief People Officer
Date: July 21, 2021

Exhibit 10.1

EXHIBIT A

CONFIRMING RELEASE AGREEMENT

This Confirming Release Agreement (the “Confirming Release”) is that certain Confirming Release referenced in Section 7 of the Separation and General Release Agreement (the “Separation Agreement”), entered into by and between comScore, Inc., a Delaware corporation (the “Company”), and Gregory Alan Fink (“Executive”). Unless sooner revoked by Executive pursuant to the terms of Section 5 below, this Confirming Release becomes effective on the eighth day after Executive signs it. Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Executive agrees as follows:

1.Release of Claims.

(a)For good and valuable consideration, including the Company’s agreement to provide the consideration set forth in Section 2 of the Separation Agreement (and any portion thereof), Executive hereby forever releases, discharges and acquits the Company, its present and former subsidiaries and other affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Confirming Released Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Confirming Released Party, the termination of such employment, ownership of equity in the Company and any other acts or omissions related to any matter on or prior to the date that Executive executes this Confirming Release, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Securities Act of 1933; (I) the Securities Exchange Act of 1934; (J) the Investment Advisers Act of 1940; (K) the Investment Company Act of 1940; (L) the Private Securities Litigation Reform Act of 1995; (M) the Sarbanes-Oxley Act of 2002; (N) the Wall Street Reform and Consumer Protection Act of 2010; (O) the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law;

Exhibit 10.1
(P) any applicable state employment and securities laws; (Q) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; (R) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; or (S) any claim, whether direct or derivative, arising from being a shareholder of the Company or any other Released Party; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Further Released Claim (as defined below); (iii) any and all rights, benefits, or claims Executive may have under any employment contract (including the Severance Agreement), incentive or compensation plan or agreement or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in the Separation Agreement (collectively, the “Further Released Claims”). This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that any and all potential claims of this nature that Executive may have against any of the Confirming Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)In no event shall the Further Released Claims include (i) any claim that arises after Executive signs this Confirming Release, or (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA. Further notwithstanding this release of liability, nothing in this Confirming Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Confirming Release) with any Governmental Agencies or participating in any investigation or proceeding conducted by any Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from a Confirming Released Party as a result of such Governmental Agency proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Confirming Release limits Executive’s right to receive an award for information provided to a Governmental Agency.

2.Representations and Warranties Regarding Claims. Executive hereby represents and warrants that, as of the date on which he signs this Confirming Release, he has not filed any claims, complaints, charges, or lawsuits against any of the Confirming Released Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date on which Executive signs this Confirming Release. Executive hereby further represents and warrants that he has not made any assignment, sale, delivery, transfer, or conveyance of any rights Executive has asserted or may have against any of the Confirming Released Parties with respect to any Further Released Claim.

3.Satisfaction of Severance Obligations; Receipt of Leaves, Bonuses, and Other Compensation. Executive acknowledges and agrees that, with the exception of any base salary earned by Executive in the pay period in which the Separation Date occurred (if such

Exhibit 10.1
base salary has not been paid as of the time that Executive executes this Confirming Release), and any sums to which he may be entitled following the date that he signs this Confirming Release pursuant to Section 2 of the Separation Agreement, he has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums that he has been owed by each Confirming Released Party. Executive further acknowledges and agrees that he has received all leaves (paid and unpaid) that he has been entitled to receive from each Confirming Released Party.

4.Executive’s Acknowledgments. By executing and delivering this Confirming Release, Executive expressly acknowledges that:

(a)Executive has carefully read this Confirming Release and has had sufficient time (and at least 21 days) to consider it;

(b)Executive is receiving, pursuant to the Separation Agreement and Executive’s execution of this Confirming Release, consideration in addition to anything of value to which Executive is already entitled;

(c)Executive has been advised, and hereby is advised in writing, to discuss this Confirming Release with an attorney of Executive’s choice before signing this Confirming Release, and Executive has had an adequate opportunity to do so prior to executing this Confirming Release;

(d)Executive fully understands the final and binding effect of this Confirming Release; the only promises made to Executive to sign this Confirming Release are those contained herein and in the Separation Agreement; and Executive is signing this Confirming Release knowingly, voluntarily and of Executive’s own free will, and Executive understands and agrees to each of the terms of this Confirming Release; and

(e)The only matters relied upon by Executive and causing Executive to sign this Confirming Release are the provisions set forth in writing within the four corners of this Confirming Release and the Separation Agreement (and, to the extent referenced therein, the NDA and Indemnification Agreement).

5.Revocation Right. Notwithstanding the initial effectiveness of this Confirming Release, Executive may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Executive executes this Confirming Release (such seven-day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of Sara Dunn at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 (e-mail: sdunn@comscore.com) so that it is received by Ms. Dunn before 11:59 p.m. ET, on the last day of the Confirming Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Executive pursuant to Section 2 of the Separation Agreement and this Confirming Release shall be of no force or effect, but the remaining provisions of the Separation Agreement (other than Section 2 thereof) shall remain in full force and effect.

Exhibit 10.1
6.Return of Property. Executive represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Released Party, including all documents, computer files and other electronically stored information, client materials and other materials provided to Executive by the Company or any other Released Party in the course of his employment, and Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.

EXECUTIVE HAS CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTANDS THIS CONFIRMING RELEASE, AND SIGNS IT AS HIS OWN FREE ACT.

/s/ Greg Fink________________
Gregory Fink

Date: July 21, 2021